Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.34

SECOND AMENDMENT TO CHEMILOG DEVELOPMENT AND SUPPLY AGREEMENT
This SECOND AMENDMENT TO CHEMILOG DEVELOPMENT AND SUPPLY AGREEMENT, made as of the 11th day of June, 2015, between LONZA SALES LTD ("LONZA") and THE MEDICINES COMPANY ("MDCO").
WHEREAS, LONZA (as successor to UCB-BIOPRODUCTS S.A., UCB S.A. and Lonza Braine S.A.) and MDCO are parties to that certain CHEMILOG DEVELOPMENT AND SUPPLY AGREEMENT, dated December 20, 1999 (as amended by that certain First Amendment to Chemilog Development and Supply Agreement, dated as of 1 August 2005, the "Supply Agreement"; capitalized terms used herein having the meanings provided in the Supply Agreement); and
WHEREAS, the Parties desire to further amend the Supply Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

1.	Article 1 of the Supply Agreement is amended as follows:

(a)	Sections 1.8 and 1.9 are deleted in their entirety and the following are substituted therefor:

1.8
“Product” shall mean the fully chemically synthesized Bivalirudin API, manufactured by Lonza either through the Chemilog process or the SPPS process and, for the avoidance of doubt, includes both Chemilog Product and SPPS Product.

1.9	“Specifications” shall mean the Chemilog Specifications and the SPPS Specifications.

(b)	New Sections 1.12, 1.13, 1.14, 1.15, 1.16, 1.17, 1.18, 1.19, 1.20 and 1.21 are added to the Supply Agreement as follows:

1.12
“SPPS” shall mean the process known as SPPS by which Bivalirudin is manufactured by Lonza using a solid phase peptide synthesis. As between the Parties, it is agreed the solid phase synthesis process used by Lonza is Lonza Technical Information.

1.13	“Chemilog Product” shall mean Product produced using the Chemilog process.

1.14	“SPPS Product” shall mean Product produced using the SPPS process.

1.15	“Chemilog Specifications” shall mean the specifications for Chemilog Product, as set out in Annex 2 to this Second Amendment.

1.16	“SPPS Specifications” shall mean the specifications for SPPS Product, as set out in Annex 2 to this Second Amendment.
1.17 “Lonza Background Intellectual Property” means any Intellectual Property relating to the Chemilog process and/ or the SPPS process either (i) owned or controlled by Lonza prior to the Effective Date of this amendment or (ii) developed or acquired by Lonza independently from the performance of the Services hereunder during the Term of the Supply Agreement.

1.18
“MDCO Intellectual Property” means any Intellectual Property relating to bivalirudin either (i) owned or controlled by MDCO prior to the Effective Date of this amendment or (ii) developed or acquired by MDCO independently from Lonza during the Term of the Supply Agreement.

1.19
“Intellectual Property” means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i) and (iii) and all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

1.20	“LOI” means the Letter of Intent between the Parties dated 15 December 2011 (as amended) for the development and validation of SPPS.

1.21
“Services" means all or any part of the services to be performed by Lonza under this Supply Agreement (including, without limitation, scale-up activities, validation, clinical and commercial manufacturing, as well as quality control and quality assurance activities).

2.	Article 2 of the Supply Agreement is amended as follows:

(a)	Section 2.1 is amended as follows:

(i)	The first sentence of Section 2.1 is deleted and the following is substituted therefor:
In order to establish Lonza as a preferred supplier of the Product on a commercial basis, Lonza shall perform the manufacturing of the Product either in Braine-l’Alleud, Belgium or Visp, Switzerland.
(ii)    The third sentence of Section 2.1 is deleted.

(b)	Section 2.2 is deleted in its entirety and the following is substituted therefor:

Except as set forth in Article 21, commencing in [**] MDCO shall purchase from Lonza a minimum of [**] percent ([**]%) of the bivalirudin API delivered to MDCO and its Affiliates from all sources in each calendar year during the Term of this Supply Agreement. In the event that MDCO instructs Lonza to transfer UCB Technical Information to a Third Party, in order for such Third Party to act as a second supplier of Product for MDCO, MDCO shall pay to Lonza both during and after the Term of this Supply Agreement (but in no event after the date on which a generic version of the drug product Angiomax is shipped in the United States) an annual royalty payment equal to ten percent (10%) of the amount paid by MDCO for its purchases of the Product manufactured by such Third Party. For the avoidance of doubt all costs relating to the Technology Transfer shall be borne by MDCO.

(c)
The following Section 2.3 is added: Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Supply Agreement, but Lonza shall remain fully responsible to MDCO in respect of those obligations.

3.	Articles 3, 4, 5, 6 and 7 of the Supply Agreement are deleted.

4.	Article 8 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

8.1
By the 1st business day of each October and April, MDCO shall submit to Lonza a good faith, [**] month rolling forecast (the “Forecast”), The initial month of the Forecast shall be the first month of the next quarter, (ie, the October forecast commences January and the April forecast commences July). The first [**] months of the Forecast shall be considered binding (“Binding Forecast Period”).

Concurrent with the issuance of the Forecast, MDCO shall issue a Purchase Order for the amount of Product to be delivered to MDCO in the Binding Forecast Period, with a delivery schedule outlined by month. The first requested delivery date of Product shall not be any earlier than one hundred twenty (120) days from the date of the Purchase Order. Lonza shall make its best commercial efforts to manufacture any additional quantities that MDCO may request.

8.2
Lonza shall confirm the delivery date(s) and quantity of Product to be delivered as set out in each Purchase Order within ten (10) business days of receipt from MDCO of the relevant Purchase Order. Upon confirmation, each Purchase Order will be regarded by the Parties as a binding commitment by Lonza to manufacture and to deliver to MDCO the relevant quantity of Product according to the requirements set out in such Purchase Order. Any delivery date set forth in Lonza’s written confirmation of a Purchase Order shall be an estimated delivery date and Lonza shall make all efforts to meet that date within a 30 day variance. Any additional or inconsistent terms or conditions of any MDCO Purchase Order, acknowledgement or similar standardized form given or received pursuant to this

Supply Agreement shall have no effect and such terms and conditions are hereby rejected.

8.3
ln March and September of each year during the Term of this agreement, Lonza and MDCO shall review the quantity of raw materials purchased for the Forecast and determine if such purchases were appropriate in light of the previous Binding Forecast Period. Discrepancies will be discussed, agreed to and Lonza will invoice MDCO for the costs of the agreed upon excess raw materials if any.

8.4	From [**] onwards, all Product delivered to MDCO shall be manufactured by Lonza using SPPS unless agreed in writing otherwise by the Parties.

5.	Article 9 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 9 – CONSIDERATION FOR THE MANUFACTURE OF PRODUCT

9.1
In consideration for the manufacture of Chemilog Product and subject to Article 8, MDCO shall pay Lonza the amount of US$[**] per gram of Chemilog Product manufactured and delivered to MDCO. Unless otherwise agreed by the Parties, Lonza shall not be required to manufacture or deliver any Chemilog Product after [**].

9.2
In consideration for the manufacture of SPPS Product and subject to Article 8, MDCO shall pay Lonza as follows for the annual quantities ordered on the Purchase Order and delivered in the calendar year:

Quantity (kg)	Price (Euros/kg)
[**] kg	(i) [**]
[**] kg	(ii) [**]
[**] kg	(iii) [**]
[**] kg or greater	(iv) [**]

Quantities of Product arising from a production campaign up to a maximum of ten percent (10%) above the Purchase Order will be invoiced according to the per kilogram price as outlined above in this Section 9.2. The Purchase Order shall be fulfilled if at least ninety percent (90%) of the target quantity is delivered.

6.	Article 10 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 10 – PAYMENT TERMS FOR DELIVERIES OF PRODUCT

10.1
Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges shall be paid by MDCO.

10.2
Lonza shall issue invoices to MDCO upon release by MDCO’s quality assurance department of the applicable Product, but no later than thirty (30) days after release by Lonza’s quality assurance department. Lonza’s release documentation provided to MDCO will include by lot a deviation list, QA & QC reports, a CoC and a CoA. All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim.

10.3
If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of (i) rate of two percent (2%) per month above the London Interbank Offered Rate (LIBOR) or (ii) the maximum rate allowable by applicable law, interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the delivery of Product until all overdue amounts have been paid in full including interest for late payments.

10.4	Price adjustments.

(a)
Not more than once per calendar year commencing [**], Lonza may adjust the price of Product in accordance with the European Union Manufacturing Producer Prices Index (or any successor index) increase for the previous calendar year. The new price reflecting such price adjustment shall be effective for any Product for which the scheduled manufacturing commencement date is on or after the date of Lonza’s notice to MDCO of the price adjustment.

(b)
In addition to the above, the price may be changed by Lonza, upon reasonable prior written notice to MDCO (providing reasonable detail in support thereof), to reflect (i) an increase in variable costs (such as energy or raw materials) by more than [**] percent ([**]%) (based on the initial price or any previously amended price), or for a process adjustment or assumption changes, and (ii) any material change in an environmental, safety or regulatory standard that substantially impacts Lonza’s cost and ability to manufacture the Product.

7.	Article 11 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 11 – SHIPMENT AND PACKAGING
Each shipment of Product will be made according to (i) the relevant SOP’s applicable at Lonza’s Affiliates’ facilities at Braine-l’Alleud, Belgium and Visp, Switzerland, and (ii) any

particular requirement MDCO might have and previously approved by Lonza in writing. Delivery shall occur FCA (Incoterms 2010) the relevant facility at Braine-l’Alleud, Belgium and Visp, Switzerland.

8.	A new Section 12.4 is added to the Supply Agreement as follows:

12.4	Notwithstanding Section 12.3, SPPS Product shall only be required to conform to the SPPS Specification, and Chemilog Product shall only be required to conform to the Chemilog Specifications.

9.	Article 13 of the Supply Agreement is deleted in its entirety.

10.	Section 18.1 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

18.1
Unless otherwise terminated in accordance with the terms herein, this Agreement shall be effective as from the date of signature and shall continue until 31 December 2019 (the “Initial Term”). Thereafter, the Agreement shall be extended for further successive terms of three (3) years each (each, a “Renewal Term”), unless either Party gives written notice of termination at least eighteen (18) months prior to expiration of the Initial Term or any Renewal Term. The Initial Term and the Renewal Terms, if any, are referred to collectively herein as the “Term”.

11.	Article 20 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 20 – DRUG MASTER FILE
Lonza shall provide on a yearly basis the requested updates of the Drug Master File.

12.	Article 21 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 21 – EXCLUSIVITY OF SUPPLY

During the Term of the Supply Agreement, provided that [**] generic lyophilized bivalirudin ANDA products or other lyophilized bivalirudin products from an equivalent generic approval process in any jurisdiction have received market approval from a  relevant regulatory body: (i) Lonza shall be permitted to [**], (ii) MDCO shall no longer be required to [**] under this Agreement, and (iii) the Parties shall promptly [**].

14.	Article 22 of the Supply Agreement is amended as follows:

(a)    The existing text is denominated Section 22.1, and
(b)     The following Section 22.2 is added:

“22.2 Licenses.

(a)
Lonza hereby grants MDCO a non-exclusive, worldwide license to use Lonza Background IP during the Term and thereafter for the purpose of manufacturing and selling drug product manufactured using Product purchased from Lonza.

(b)	MDCO hereby grants Lonza a non-exclusive, worldwide license to use MDCO Intellectual Property during the Term for the purpose of fulfilling Lonza’s obligations under this Agreement.

15.	Article 24 of the Supply Agreement is amended as follows:

(a)     The following phrase is added at the end of Section 24.1 (c):
except to the extent that such claim arises as a result of the utilization of the license granted in Section 22.2 (b).

(b)    The following phrase is added at the end of Section 24.2 (c):
and except to the extent that such claim arises as a result of the utilization of     the license granted in Section 22.2 (a).

(c)    Section 24.3 is deleted in its entirety and the following is substituted therefor:

If the Party to be indemnified intends to claim indemnification under this Article 24, it shall promptly notify the indemnifying Party in writing of such claim.
In the event of a claim by a Third Party, the indemnifying Party may elect to retain counsel reasonably acceptable to the indemnified Party to represent such indemnified Party in connection with such claim and shall pay the fees, charges and disbursements of such counsel. If the indemnified Party so elects, the indemnified Party may participate, at their own expense and through legal counsel of their choice, in any such claim provided that (i) the indemnifying Party shall control the defence of the indemnified Party in connection with such claim and (ii) the indemnified Party and their counsel shall reasonably cooperate with the indemnifying Party and its counsel in connection with such claim. The indemnifying Party shall not settle any such claim without the prior written consent of the relevant indemnified Party, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages, (B) involve no finding or admission of any breach or violation by any indemnified Party, and (C) include an express unconditional release of the indemnified Party from all Liability arising from such claim. Notwithstanding the foregoing, if the indemnifying Party elects not to retain counsel and assume control of such defence, then the indemnified Party shall retain counsel reasonably acceptable to the indemnifying Party in connection with such claim and assume control of the defence in connection with such claim, and the fees, charges and disbursements shall be reimbursed by the indemnifying Party.

(d)    A new Section 24.6 is added as follows:

Except to the extent resulting from Lonza’s fraud, gross negligence or intentional wrongdoing, Lonza’s liability to MDCO upon a claim for damages under this Agreement shall in no event exceed, in the aggregate, the total amounts received from MDCO under this Agreement in the 12-month period preceding each claim for damages.

16.	The first paragraph of Article 29 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

“This Agreement (including the First Amendment, the Second Amendment and the Annexes hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, statements and writings relating to it or any part thereof, including but not limited to the LOI.”

16.	Article 30 of the Supply Agreement is deleted in its entirety and the following is substituted therefor:

ARTICLE 30 - NOTICES
Any notice or other communication to be given under this Agreement must be in writing and shall be delivered personally or sent by first class pre-paid post, courier or facsimile transmission to the other Party at the address or facsimile number given below (or to such address or facsimile number as may be subsequently specified by the other Party in accordance with this Article):

For MDCO:
Vice President, Global Pharmaceutical Development & Product Supply
Address: 8 Sylvan Way, Parsippany, New Jersey 07054 USA
Fax number:

For Lonza:
Attn: Group General Counsel
Address: Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland
Fax number: +41 61 316 83 14

17.	Annex 2 to the Agreement is deleted in its entirety and replaced with the Annex 2 attached to this Second Amendment.

18.	Except as expressly amended herein, the Supply Agreement remains in full force and effect and the Parties hereby ratify and confirm all of the terms and conditions thereof.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first above-written.

THE MEDICINES COMPANY        LONZA SALES LTD

By:__/s/ Brian Carothers__________    By:_/s/ Cordula Altekürger___________
Name:    Brian Carothers            Name:    Cordula Altekrüger
Title:    VP                    Title:    Senior Legal Counsel

By:_/s/ Fabrice Gachot ______________
Name:    Fabrice Gachot
Title:    Director
                            Key Account Manager

ANNEX 2
PRODUCT SPECIFICATIONS

A.	Chemilog Specifications

B.	SPPS Specifications

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of nine pages were omitted. [**]